EXHIBIT 99.2

VOTING AND SUPPORT AGREEMENT

by and among

Polaris Industries Inc.

and

the Subject Shareholders

dated as of

September 5, 2018

TABLE OF CONTENTS

Article 1	Subject Shares	1
1.1	Voting Agreement	1
1.2	Adjustments; Additional Shares	2
1.3	Waiver of Appraisal Rights	2
Article 2	Other Obligations	3
2.1	Transfers	3
2.2	Takeover Proposals	3
2.3	Changes	3
Article 3	Representations and Warranties	3
Article 4	Termination	4
Article 5	Fiduciary Duties	4
Article 6	Miscellaneous	4
6.1	Fees and Expenses	4
6.2	Amendments and Modification	4
6.3	Notices	4
6.4	Entire Agreement	5
6.5	Severability	5
6.6	Governing Law	5
6.7	Enforcement	5
6.8	Assignment	6
6.9	Legal Counsel	6
6.10	Several Liability Only	6
6.11	Counterparts, Facsimile and Electronic Signatures	6

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VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of September 5, 2018 (this “Agreement”), is entered into by and among Polaris Industries Inc., a Delaware corporation (“Parent”), and the parties listed on Schedule A attached hereto (each, a “Subject Shareholder” and, collectively, the “Subject Shareholders”).

RECITALS

A. Concurrently with the execution of this Agreement, Iceman Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Parent, and WSI Industries, Inc., a Minnesota corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, on the terms and subject to the conditions of the Merger Agreement (the “Merger”). Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement.

B. Each Subject Shareholder is the beneficial owner of the number of shares of Company Common Stock, $0.10 par value per share, set forth opposite such Subject Shareholder’s name on Schedule A hereto (together, with any additional securities of the Company described in Section 1.2, for so long as such shares or additional securities are beneficially owned by a Subject Shareholder, being referred to herein as the “Subject Shares”).

C. As a material inducement to enter into the Merger Agreement and to consummate the Merger, Parent has required that each of the Subject Shareholders enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

Article 1
Subject Shares

1.1 Voting Agreement.

(a) During the term of this Agreement, at every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, on every action or approval without a meeting by written action of the shareholders of the Company, and in any other circumstances upon which any Vote, consent or other approval of shareholders is sought, each Subject Shareholder shall appear and Vote or cause to appear and be Voted (whether in person or by proxy consistent with this Agreement) such Subject Shareholder’s Subject Shares:

(i) in favor of adoption and approval of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against the approval of any Takeover Proposal or the adoption of any agreement relating to any Takeover Proposal; and

(iii) against any amendment of the Company Articles of Incorporation or the Company Bylaws or any other action, agreement, proposal or transaction involving the Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Subject Shareholders contained in this Agreement or would, or would reasonably be expected to interfere with, impede, frustrate, prevent, burden, or delay the timely consummation of the Merger or the satisfaction of Parent’s, Merger Sub’s, or the Company’s conditions under the Merger Agreement.

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Any such Vote shall be cast, or consent shall be given, for purposes of this Section 1, in accordance with such procedures relating thereto as shall ensure that such Vote is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action.

(b) Furthermore, each Subject Shareholder agrees that during the term of this Agreement, such Subject Shareholder shall not enter into any agreement, arrangement or understanding with any person to Vote, give instructions, or commit or agree to take any action inconsistent with this Section 1.1, including any granting of proxies, options, rights of first offer or refusal, or any voting agreement, voting trust or arrangement with respect to such Subject Shareholder’s Subject Shares.

(c) Each Subject Shareholder shall, if requested by Parent, duly appoint Parent or its designees as such Subject Shareholder’s proxy and attorneys-in-fact (with full power substitution), for and in the name, place and stead of such Subject Shareholder, to Vote all of such Subject Shareholder’s Subject Shares in accordance with Sections 1.1(a) and 1.1(b). Any such proxy and power of attorney will expire automatically and without further action by the parties upon termination of this Agreement.

(d) Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the respective Subject Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Subject Shareholder in the voting of any of the Subject Shares, except as otherwise provided herein.

1.2 Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that any of the Subject Shareholders shall have become the beneficial owners of any additional shares of Company Common Stock or other securities of the Company, then all shares of Company Common Stock or other securities of the Company held by any Subject Shareholder immediately following the effectiveness of any event described in clause (a) or any of the Subject Shareholders becoming the beneficial owners of the shares or other securities as described in clause (b), shall, in each case, automatically and without any further action become Subject Shares hereunder.

1.3 Waiver of Appraisal Rights. Each of the Subject Shareholders hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights under the MBCA that such Subject Shareholder may have in connection with the Merger by virtue of ownership of the Subject Shares.

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Article 2
Other Obligations

2.1 Transfers. Each of the Subject Shareholders shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment, other disposition, or voting of any Subject Shares, except for transfers that satisfy all of the following conditions (a) such transfer is made for bona fide estate planning or charitable giving purposes, (b) no Form 4 is required to be filed with the SEC prior to the Shareholders’ Meeting with respect to such transfer, (c) the transferee expressly agrees to comply with, and be directly bound to Parent by, all of the terms and conditions of this Agreement, and (d) such transfer does not in any way prevent the voting of the Subject Shares as contemplated hereby or otherwise impair any of Parent’s rights or benefits under this Agreement. No transfer of any Subject Shares shall release the Subject Shareholder of such Subject Shareholder’s obligations hereunder.

2.2 Takeover Proposals. Subject to Article V and Section 5.02(c) of the Merger Agreement, each Subject Shareholder agrees not to, and shall use reasonable best efforts to cause such Subject Shareholder’s respective Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (b) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (c) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations, or (d) resolve or agree to do any of the foregoing.

2.3 Changes. Each of the Subject Shareholders shall (a) not take any action which makes, or would reasonably be expected to make, any representation or warranty of such Subject Shareholder herein untrue or incorrect and (b) notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any material breach of any of the representations, warranties, covenants or other obligations of the Subject Shareholders in this Agreement.

Article 3
Representations and Warranties

Each of the Subject Shareholders, severally and not jointly, hereby represents and warrants to Parent that:

(a) Such Subject Shareholder is the beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act) of, and has good and valid and marketable title to, such Subject Shareholder’s Subject Shares, free and clear of all Liens (other than those created by this Agreement), and has the power to vote or direct the voting of such Subject Shares.

(b) Except as disclosed on Schedule A and for any such interests acquired after the date hereof in accordance with this Agreement, such Subject Shareholder is not the record or beneficial owner of, or otherwise control or have the right to acquire, any shares, options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other equity interests of the Company.

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(c) This Agreement has been duly and validly executed and delivered by such Subject Shareholder, and assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of such Subject Shareholder enforceable against such Subject Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the termination of this Agreement.

Article 4
Termination

This Agreement shall automatically terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the entry without the prior written consent of the Subject Shareholders into any amendment or modification of the Merger Agreement or any waiver of any of the Company’s rights under the Merger Agreement, in each case, that results in a decrease in the Merger Consideration, that results in the Merger Consideration being paid or payable in any form other than solely in cash, or that relates to Section 4.08 of the Merger Agreement, (d) an Adverse Recommendation Change, or (e) the termination of this Agreement by the mutual written agreement of Parent and the Subject Shareholders; provided, that any termination shall not relieve a Subject Shareholder from any liability for such Subject Shareholder’s willful and material breach of this Agreement prior to such termination.

Article 5
Fiduciary Duties

No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer. Each of the Subject Shareholders is entering into this Agreement solely in such Subject Shareholder’s capacity as the record holder or beneficial owner of such Subject Shareholder’s Subject Shares and nothing herein shall limit or restrict such Subject Shareholder from taking any action in such Subject Shareholder’s capacity as a director or officer of the Company or otherwise affect any action or decision by such Subject Shareholder in such Subject Shareholder’s capacity as a director or officer of the Company.

Article 6
Miscellaneous

6.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

6.2 Amendments and Modification. This Agreement may not be amended, modified, or supplemented except in writing executed by each of (a) Parent and (b) each Subject Shareholder directly affected thereby.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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if to Parent, to:

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340

Attention: General Counsel

Facsimile Number: +1 (763) 542-0592

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention:	W. Morgan Burns
Brandon C. Mason
Email:	morgan.burns@FaegreBD.com
brandon.mason@FaegreBD.com
Facsimile:	+1 (612) 766-1600
Telephone:	+1 (612) 766-7000

and if to any of the Subject Shareholders, to the address specified by such Subject Shareholder for this purpose by like notice.

6.4 Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

6.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable in any applicable jurisdiction, (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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6.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Minnesota or the United States District Court sitting in the State of Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Minnesota or the United States District Court sitting in the State of Minnesota in the event any dispute arises out of this Agreement and (b) agrees that he or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that he or it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief. Parent and the Subject Shareholders each irrevocably and unconditionally waive any right they may have to trial by jury in connection with this Agreement or the transactions contemplated hereby.

6.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated, in whole or in part, by operation of law or otherwise by the Subject Shareholders without the prior written approval of Parent, and any such attempted transfer, assignment or delegation shall be null and void; provided that this Agreement shall be binding upon any person to whom any Subject Shares are transferred prior to its termination (whether or not such transfer is permitted under this Agreement). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. No assignment by any party hereto shall relieve such party of its obligations under this Agreement.

6.9 Legal Counsel. The Subject Shareholders acknowledge that they have been advised to, and have had the opportunity to, consult with their attorneys prior to entering into this Agreement. The Subject Shareholders acknowledge that attorneys for the Company represent the Company and do not represent any of the Subject Shareholders of the Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

6.10 Several Liability Only. The obligations of the Subject Shareholders under this Agreement are several and not joint, and no Subject Shareholder shall be liable for the performance by any other Subject Shareholder of such other Subject Shareholder’s obligations hereunder.

6.11 Counterparts, Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to a Subject Shareholder when one or more counterparts have been signed (whether signed manually, electronically or by any other valid method) by such Subject Shareholder and by Parent. Receipt of a party’s executed signature page to this Agreement by facsimile, email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery thereof by such party.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

POLARIS INDUSTRIES INC.

By:	/s/ Michael T. Speetzen
Name:	Michael T. Speetzen
Title:	Vice President-Finance, CFO and Treasurer

[Signature Page to Voting and Support Agreement]

SHAREHOLDERS:

/s/ James D. Hartman
James D. Hartman

/s/ Burton F. Myers II
Burton F. Myers II

/s/ Michael J. Pudil
Michael J. Pudil

/s/ Paul D. Sheely
Paul D. Sheely

/s/ Jack R. Veach
Jack R. Veach

[Signature Page to Voting and Support Agreement]

Schedule A

Name of Subject Shareholder	Number of Outstanding Shares of Common Stock Owned of Record (Subject Shares)	Number of Shares Subject to Options
James D. Hartman	1,000	10,000

Burton F. Myers II	0	10,000

Michael J. Pudil	106,253	108,000

Paul D. Sheely	17,167	91,750

Jack R. Veach	0	10,000